Appendix B

Partners Group Private Equity (Master Fund), LLC

Partners Group Private Income Opportunities, LLC

CODE OF ETHICS

A. Legal Requirement

Among others, Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act") (the "Code of Ethics Rule"), makes it unlawful for any Manager or officer of Partners Group Private Equity (Master Fund), LLC and Partners Group Private Income Opportunities, LLC (collectively, the "Funds" and each, a "Fund"), or of Partners Group (USA) Inc., the investment adviser of the Funds (the "Adviser") as well as certain other persons, in connection with the purchase or sale by such person of a security "held or to be acquired" by the Funds:

(1)	To employ any device, scheme or artifice to defraud the Funds;
(2)
To make any untrue statement of a material fact to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds; or
(4)	To engage in any manipulative practice with respect to the Funds.

A security is "held or to be acquired" by the Funds if within the most recent 15 days it (i) is or has been held by the Funds, or (ii) is being or has been considered by the Funds or the Adviser for purchase by the Funds. A security "held or to be acquired" by the Funds also includes any option to purchase or sell, and any security convertible into or exchangeable for, a security described in the preceding sentence. A purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

B. Fund Policy

It is the policy of the Funds that no "access person"1 of the Funds or of the Adviser shall engage in any act, practice or course of conduct that would violate the provisions of the Code of Ethics Rule set forth above.

C. Procedures

1.
The following are the relevant procedures to provide the Funds with information to enable it to determine with reasonable assurance whether the provisions of the Code of Ethics Rule are being observed:

(a)
Initial Holdings Report. Within 10 days of becoming an Access Person, all Access Persons (other than board members who are not "interested persons" (as defined in the 1940 Act) of the Funds) must submit to the Adviser's Chief Compliance Officer a statement of all reportable securities (utilizing Exhibit A, Initial and Annual Personal Holdings Report) in which such Access Person has any direct or indirect beneficial ownership.[2] This statement must be as of a date within 45 days of its submission to the Adviser's Chief Compliance Officer and include (i) the title, number of shares and principal amount of each reportable security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person, (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of such Access Person as of the date the person became an Access Person and (iii) the date of submission by the Access Person. This statement also must be submitted by all new employees of the Adviser or the Funds who are Access Persons upon their employment by the Adviser or the Funds.

[1]
An “access person” is each board member, general partner, officer or “advisory person” of the Funds or the Adviser (hereinafter, “Access Person”).  An “advisory person” is any director, officer, general partner or employee of the Funds or the Adviser (or of a company in a control relationship to the Funds or the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and any natural person in a control relationship to the Funds or the Adviser who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of a security by the Funds.

[2]
“Beneficial ownership” of a security is determined in the same manner as it would be for purposes of Section 16 of the Securities Exchange Act of 1934, except that such determination should apply to all securities.  Generally, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons if, by reason of any contract, understanding, relationship, agreement or other arrangement, you obtain from such securities benefits substantially equivalent to those of ownership.  You should consider yourself the beneficial owner of securities held by a partnership in which you are a general partner; securities held by a trust of which you are the settlor if you can revoke the trust without the consent of another person, or a beneficiary if you have or share investment control with the trustee.  You should also consider yourself the beneficial owner of securities if you can vest or re-vest title in yourself, now or in the future.  Any report by an Access Person required under this Code of Ethics may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

(b)
Quarterly Personal Securities Transactions Report. When an account is established by an Access Person (other than board members who are not "interested persons" (as defined in the 1940 Act) of the Funds) in which any securities were held during a quarter for the direct or indirect benefit of the Access Person, such Access Person is required to send written notification (which includes email notification) of such fact to the Adviser's Chief Compliance Officer in accordance with the Adviser's customary securities reporting procedures. All securities transactions in "reportable securities"[3] must be reported within 30 days of the end of the calendar quarter in which the account was opened or the transaction occurred but need not show transactions over which such person had no direct or indirect influence or control or with respect to transactions pursuant to an Automatic Investment Plan[4] on the form attached hereto as Exhibit B. Such report must include (i) the name of the broker, dealer or bank with whom the Access Person established the account, (ii) the date the account was established and (iii) the date the report was submitted by the Access Person. An Access Person need not make a quarterly transaction report under this Section if the report would duplicate information contained in account statements received by the Fund or the Adviser with respect to the Access Person in the time period required above, if all information required to be provided in the quarterly transaction report is contained in the account statements.

[3]
In accordance with the Code of Ethics Rule, “reportable securities” do not include direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (e.g., any instrument that at issuance has a maturity of less than 366 days and is rated in the top 2 highest ratings categories by a Nationally Recognized Statistical Rating Organization), repurchase agreements and shares of registered open-end investment companies (except where an adviser acts as the investment adviser for the fund).

[4]
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

(c)
Annual Holdings Report. Each Access Person, other than a board member who is not an "interested person" (as defined in the 1940 Act) of the Funds, shall submit an annual report in the form attached hereto as Exhibit A to the Adviser's Chief Compliance Officer, showing as of a date no more than 45 days before the report is submitted (1) all holdings in "reportable securities" in which the person had any direct or indirect "beneficial ownership" and (2) the name of any broker, dealer or bank with whom the person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person.

(d)
Transactions in Reportable Securities. Investment personnel[5] are prohibited from engaging in any personal securities transaction involving "reportable securities" without disclosing such transaction to the Adviser's Chief Compliance Officer in accordance with the Adviser's customary securities reporting procedures.

(e)
Initial Public Offerings and Limited Offerings. In connection with any decision by the Adviser's Chief Compliance Officer to approve transactions by Access Persons acquiring direct or indirect beneficial ownership in any securities in an initial public offering or a limited offering (i.e., an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) or Rule 504, 505 or 506 thereunder), the Adviser's Chief Compliance Officer will prepare a report of the decision that takes into account, among other factors, whether the investment opportunity should be reserved for the Funds and whether the opportunity is being offered to an individual by virtue of his or her position with the Funds. Any Access Person receiving approval from the Adviser's Chief Compliance Officer to acquire securities in an initial public offering or a limited offering must disclose that investment when they participate in the Funds' subsequent consideration of an investment in such issuer and any decision by the Funds to invest in such issuer will be subject to an independent review by investment personnel with no personal interest in the issuer.

[5]
“Investment personnel” is any employee of the Funds or the Adviser (or of any company in a control relationship to the Funds or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Funds, and any natural person who controls the Funds or the Adviser and who obtains information concerning recommendations made to the Funds regarding the purchase or sale of securities by the Funds.

(f)
Restriction on Trading – Portfolio Managers. Each portfolio manager[6] is prohibited from buying or selling a security within at least seven calendar days before and after the Funds trade in that security. The portfolio manager will be required to disgorge to the Funds any profits realized on trades within the proscribed periods.

(g)
Restriction on Trading – Access Persons. All Access Persons who obtain information concerning recommendations made to the Funds with regard to the purchase or sale of a security are prohibited from engaging in any personal securities transaction on a day the Funds have a pending "buy" or "sell" order involving the same security until the Funds' order is executed or withdrawn.

(h)
Disinterested Board of Managers' Reporting. Each board member who is not an "interested person" (as defined in the 1940 Act) of the Funds shall not be required to submit the initial and annual holding reports, and quarterly personal transactions reports unless during the quarter said board member engaged in a transaction in a "reportable security" when he or she knew or, in the ordinary course of fulfilling his other official duties as a board member of the Funds, should have known that during the 15-day period immediately before or after the date of the transaction, the Funds purchased or sold, or considered for purchase or sale, the security.

(i)
Gifts and Entertainment. All Access Persons are prohibited from receiving a gift or other personal items with a value of more than $100 from any person or entity that does business with or on behalf of the Funds unless such gift is disclosed to the Adviser's Chief Compliance Officer. Except for routine business entertainment (e.g., meals and sporting events) where the Funds' business is discussed, and provided such entertainment is reasonable in cost (e.g., not exceeding $100 in value) and not so frequent that would call into question its propriety, routine business entertainment may be accepted. In the event the entertainment is anticipated to exceed $100 in value, such entertainment must be pre-cleared in writing by the Adviser's Chief Compliance Officer who will review and approve or deny such request to attend the event. The host of the entertainment must be present otherwise such event would be considered to be a gift.

[6]	“Portfolio manager” is an Access Person entrusted with direct responsibility and authority to make investment decisions affecting the Funds.

(j)
Outside Business Activities. Access Persons must receive authorization from the Adviser's Chief Compliance Officer prior to serving as a board member of any publicly-traded company. Authorization will be based upon a determination that the board service would be consistent with the interests of the Funds and their partners. Any Access Persons serving as a board member of a publicly-traded company will be excluded from any investment decisions by the Funds regarding such company.

(k)
Identification of Funds' Access Persons. The Funds' and Adviser's Chief Compliance Officers shall identify Access Persons who are subject to the Funds' Code of Ethics but not subject to the Adviser's Code of Ethics. The Funds' and Adviser's Chief Compliance Officers will notify such Access Persons that they are subject to the Funds' Code of Ethics but not the Adviser's Code of Ethics and must, in addition to complying with the Funds' Code of Ethics, certify annually to the Adviser's Chief Compliance Officer that they have (i) read and understand this Code of Ethics and recognize that they are subject to its terms and conditions, (ii) complied with the requirements of this Code of Ethics and (iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code of Ethics. A form of certification is annexed hereto as Exhibit C.

2.
Adviser's Code of Ethics. The Adviser shall adopt, maintain and enforce a separate Code of Ethics (the "Adviser's Code") with respect to its personnel who are Access Persons in compliance with Rule 17j-1, and Rule 204A-1 under the Advisers Act, and shall forward to the Funds' Chief Compliance Officer copies of the Adviser's Code, all future amendments and modifications thereto. To the extent any Access Persons of the Funds are subject to the Adviser's Code, the reporting procedures under the Funds' Code shall not apply to such Access Persons.

3.	The Adviser's Chief Compliance Officer shall:

(a)	review all reports required to be made by the Funds' Access Persons pursuant to this Code;

(b)	maintain copies of the Adviser's Code and the names of the persons who are required to report their securities transactions pursuant to the Adviser's Code;
(c)	receive and review copies of all reports to be made under the Adviser's Code;
(d)	submit to the Funds' Board at its regularly scheduled quarterly meeting a written certification of compliance or non-compliance of the Adviser's Code; and
(e)	promptly investigate any non-compliance issues and submit periodic status reports with respect to each such investigation to the Funds' Board and Chief Compliance Officer.

4.
Board Oversight. The Funds' Board shall oversee the operation of the Funds' Code and review with the Chief Compliance Officer, counsel to the Funds and, if appropriate, representatives of the Adviser, the reports provided to it and possible violations of the Funds' and Adviser's respective Codes. The Funds' Board will also review sanctions deemed appropriate by the Funds' and Adviser's Chief Compliance Officers with respect to violations of the Funds' or Adviser's Code.

5.
Board Approval. The Board, including a majority of the Boards' disinterested managers, shall review and approve the Funds' and Adviser's respective Codes of Ethics, including material changes to the Funds' and Adviser's Code no later than six months after adoption of such changes.

6.
Recordkeeping. The Funds' Code and any Code that has been in effect during the past five years, a copy of each report by an Access Person, a record of all persons, currently or within the past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing these reports, a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities as required, a record of any Code violation and any action taken as a result of the violation must be preserved with the Funds' records or the Adviser or an affiliate of the Adviser for the period and in the manner required by Rule 17j-1.

Adopted: December 2, 2016

EXHIBIT A

INITIAL AND ANNUAL PERSONAL HOLDINGS REPORT*

Date of Report:

To:	Chief Compliance Officer, Partners Group (USA) Inc.

From:

As of [date ] I had a direct or indirect beneficial ownership interest in the securities listed below which are required to be reported pursuant to Rule 17j-1 under the Investment Company Act of 1940:

Name of Security	Number of Shares	Principal Amount($)

As of [date] I maintained accounts with the Brokers, Dealers or Banks listed below in which Securities were held for my direct or indirect benefit:

Signature:

Approved By:

*	Information must be current as of a date no more than 45 days before this report is submitted.

EXHIBIT B

QUARTERLY PERSONAL INVESTMENT REPORT

Date of Report:

To: Chief Compliance Officer, Partners Group (USA) Inc.

For the Calendar Quarter Ended:

From:

During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of the Companies:

Security	Date of Transaction	Number of Shares	Principal Amount	Interest Rate and Maturity Date (if applicable)	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

During the quarter referred to above, the following new Personal Accounts or Related Accounts were established in which securities and/or futures contracts were held during the quarter for my direct or indirect benefit.

Account Holder's Name (if different from mine) and their relationship to me	Name and address of the firm at which account is maintained	Account Number	Date Established	Name and telephone number of account representative

Comments:

Signature:

Reviewed By:

EXHIBIT C

ANNUAL CERTIFICATION OF COMPLIANCE
WITH THE CODE OF ETHICS

To: Chief Compliance Officer, Partners Group (USA) Inc.

I certify that:

1.	I have read and understand the Code and recognize that I am subject to its terms and conditions.
2.	During the past year, I have complied with the Code's procedures.
3.	During the past year, I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code's procedures.

Signature

Dated:
Print Name